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                                                                   Exhibit 10.9


                              EMPLOYMENT AGREEMENT


Agreement made this 22nd, day of April, 1999, by and between INTELLON CORPORATION, with offices located at 5100 West Silver Springs Blvd., Ocala, Florida 34482 (the "Company"), and BRYAN R. CARR, residing at 1878 Stapleton Court, Dunwoody, Georgia 30338 (the "Employee").


W I T N E S S E T H:

         WHEREAS, the Company is desirous of employing Employee as Vice President. Treasurer and Chief Financial Officer of Company and Employee is desirous of committing himself to serve Company in such capacities, all upon the terms and subject to the conditions hereinafter provided.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements contained, the parties hereto, intending to be legally bound, agree as follows:

1.  EMPLOYMENT.

Company agrees to employ Employee, and employee agrees to be employed by Company, upon the terms and subject to the conditions of this Agreement.

2.  TERM.

The employment of Employee by Company as provided in Section 1 will be for a period commencing on the earlier of May 31, 1999 or the closing of the merger between The Network Connection, Inc. and Interactive Flight Technologies, Inc. (the "Start Date") until as hereinafter set forth (the "Term")

3.  DUTIES: BEST EFFORTS: INDEMNIFICATION.

Employee shall serve as an executive officer of the Company as Vice President. Treasurer and Chief Financial Officer, subject only to the directions from the, Chief Executive Officer and the Board of Directors of Company. Subject only to the directions of those identified in the preceding sentence. Employee shall have supervision and control over, and sole responsibility for, all financial management of the Company, and shall have such powers and duties as may be from time to time prescribed by the Chief Executive Officer and the Board of Directors of the Company, provided that the nature of' Employee's powers and duties so prescribed shall not be inconsistent with Employee's position and duties set forth in Exhibit I.

Employee shall devote all of his business time, attention and energies to the business and affairs of Company, shall use his best efforts to advance the best interests of Company and shall not during the Term be actively engaged in any other business activity, whether or not such business
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activity is pursued for gain, profit or other pecuniary advantage. The Employee shall expend his best efforts on behalf of the Company and abide by all reasonable Company policies not or hereafter existing.

Subject to the provisions of the Company's Article of Incorporation and Bylaws, each as amended from time to time, Company shall indemnify Employee to the fullest extent permitted by the Business Corporation Act of the State of Florida, as amended from time to time, for all amounts (including without limitation, judgments, fines, settlement payments, expenses and attorney's fees) incurred or paid by Employee in connection with any action, suit, investigation or proceeding arising out of or relating to the performance by Employee of services for, or the acting by Employee as a director, officer or employee of, Company, or any other person or enterprise in good faith at Company's request. Company shall obtain and maintain in full force and effect during the Term, directors' and officers' liability insurance policies providing full and adequate protection to Employee acting, in good faith within his capacities for the Company.

4.  PLACE OF PERFORMANCE.

In connection with his employment by Company, Employee shall be based at the principal manufacturing facility of Company located at 5100 West Silver Springs Blvd., Ocala, Florida 34482 (the "Offices") or as mutually agreed to in writing by the parties, and Employee shall have discretion regarding his absence therefrom on travel status or otherwise during any calendar year. Employee shall be required to move his present residence within a reasonable time period in order to perform the services contemplated hereby. Subject to the foregoing, in connection with such move, Company will promptly pay Employee $55,000.00, net after tax, which shall be used by employee to cover all relocation expenses, (50% paid on Start Date and the remaining balance paid monthly over a six month period) including moving and moving related expenses and temporary living expenses and travel of Employee and Employee's direct family for 3 months from Start Date, realty costs related to the sale of Employee's home and the purchase of a new home in proximity of Offices.

5.  COMPENSATION.

         (a) Base Salary. Company shall pay to Employee a base salary (the "Base Salary") at a rate of not less than One Hundred and Sixty Five Thousand ($165,000) per annum beginning the Start Date, payable in equal semi-monthly installments during the Term. The Board of Directors of the Company, at least annually, will review the Base Salary and other compensation during the Term with a view toward the increase thereof based upon Employee's performance, the performance of Company, inflation, then prevailing industry salary scales and other relevant factors. The Base Salary provided hereunder, as increased by the Board of Directors of Company from time to time, shall not be reduced Without Employee's consent.

        (b) Out-of-Pocket Expenses. Company shall pay directly or promptly pay to Employee the reasonable expenses incurred by him in the performance of his duties hereunder, including, without limitation, those incurred in connection with business related travel or entertainment and mobile phone or, if such expenses are paid directly by Employee, Company


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shall promptly reimburse Employee for such payment, provided that Employee properly accounts therefor in accordance with Company's written policy.

        (c) Participation in Benefit Plans. Subject to the terms and provisions of each plan respectively, Employee shall be entitled to participate in or receive benefits under any pension plan, profit sharing plan, stock option plan, stock purchase plan or arrangement, health, life and accident plan or any other employee benefit plan or arrangement made available by Company to its executives and key management employees.

        (d) Vacation. Employee shall be entitled to accrued and paid vacation days in each calendar year as determined by Company from time to time, but not less than four (4) weeks in any calendar year, prorated in any calendar year during which Employee is employed hereunder for less than an entire year in accordance with the number of days in such year during which Employee is so employed. Employee shall also be entitled to all paid holidays given by Company to its executives and key management employees.

        (f) Compensation. The Company shall pay to Employee a cash bonus to not less than 100% of the base annual compensation as defined in Section 5a, as adjusted from time to time, upon the completion of a public offering of the Company's stock. The Company shall pay to Employee a cash bonus equal to not less than $30,000 per annum in quarterly installments (the first installment to be paid 90 days after the start date), based upon goals to be set by the Company and employee mutually within the first month of tile Start Date. Notwithstanding specific goals or performance. Company shall pay not less than $10,000 per annum paid in quarterly installments of $2,500. The Company may also pay to Employee other incentive compensation as may be set by the Board of Directors from time to time to reflect Employee's contribution to the financial goals of the Company.

        (f) Stock Options. Upon execution of this Agreement, the Company shall grant a 10 year stock option to Employee pursuant to the Company's Employee Stock Option Plan and Intellon Corporation Incentive Stock Option Agreement as set forth in Exhibit A, for the purchase of 300,000 shares of tile Company's common stock at an exercise price of $1.90 per share.

6.  TERMINATION.

Employee's employment hereunder shall be terminated upon Employee's death and may be terminated as follows:

        (a) Effective upon the giving, of written notice by the Board of Directors of Company to Employee in event that Employee hereafter (i) shall willfully fail to comply with any of the material terms of' this Agreement, (ii) shall fail to perform his duties hereunder, (iii) shall be diagnosed with chronic alcoholism or any other form of addiction which substantially impairs the Employee's ability to perform his duties hereunder, or (iv) shall willfully engage, in his capacity as an executive or officer of Company, in gross misconduct injurious to the Company, and a vote to such effect shall have been adopted by not less than a majority of the directors (including Employee) then in office of Company, after reasonable notice to Employee and an opportunity


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for him to be heard before such Board. For purposes of this Section 6(a), no act, or failure to act, on Employee's part shall be considered "willful" unless done, or omitted to be done, by Employee not in good faith and without reasonable belief that his action(s) or omission(s) were in the best interests of Company.

        (b) Upon not less than sixty (60) days' written notice by the Board of Directors of Company to Employee in the event that (i) tile Board shall have received a written statement from a reputable independent physician to the effect the Employee shall have become so incapacitated as to be unable to resume, within the ensuing, twelve (12) months his "essential functions" of employment after reasonable accommodation and without undue hardship, hereunder by reason of physical or mental illness or injury, or (ii) employee shall not have substantially performed his "essential functions" of employment after reasonable accommodation and without undue hardship, hereunder for six (6) consecutive months (exclusive of any vacation permitted under Section 5 (d) hereof) by reason of any such physical or mental illness.

7.  SEVERANCE.

Upon (i) the acquisition by any person directly or indirectly of securities of Company representing combined voting power of Company's then outstanding securities, (ii) the disposition by tile Company (whether direct or indirect, by sale of assets or stock, merger, consolidation or otherwise) of all or substantially all of its business and/or assets in a transaction to which Employee does not consent, (iii) the occurrence of any circumstance which, in the reasonable judgment of Employee, has the effect of significantly reducing Employee's duties or authority provided for or contemplated herein, including a material change in Employee's reporting responsibility as defined in section 5a,
(iv) the breach by Company of its material obligations under this Agreement, (v) the termination of this Agreement by Company for any reason other than (X) that specified in Section 6(a) hereof or (Y) by mutual agreement of Company and Employee (such events being, hereinafter collectively referred to as a "Severance Event"). Employee shall have the right to terminate this Agreement within ten ( 10) days after the occurrence of such Severance Event. Upon the effective date of such termination, Employee shall be entitled to receive a lump sum severance amount equal to (i) for a period of one year thereafter, continued semi monthly installments of the base compensation as defined in Section 5a and
(ii) a payment equal to the estimated amount which would have been payable to Employee pursuant to Company's incentive compensation for the fiscal year during which such termination occurred, as determined in good faith by the Board of' Directors of Company based upon the goals set forth by Company and Employee mutually, pro-rated to the effective date of termination. In addition, for the longer of one year following any such termination, Company shall maintain, at Company's expense, major medical and other health, accident, life or other disability plans or programs in which Employee was entitled to participate immediately prior to Such termination. Upon the effective date of such termination, all stock options granted to Employee by Company (regardless of whether such options were exercisable at the time of the Severance Event), shall become immediately exercisable and may be exercised at any time within three months following the effective date of termination. Employee shall not be required to mitigate the amount of the termination payment provided pursuant to this Section 7, such


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payment will however be reduced by reason of Employee's securing other alternative suitable full-time employment.

8.  COVENANT REGARDING INVENTIONS AND COPYRIGHTS.

Employee shall disclose promptly to Company any and all inventions, discoveries, improvements and patentable or copyrightable works initiated, conceived or made by Employee, either alone or in conjunction with others, during the Term and related to the business or activities of Company and hereby assumes all of his interest therein to Company or its nominee. Whenever requested to do so by Company, Employee shall execute any and all applications, assignments or other instruments which Company shall deem necessary to apply for and obtain letters patent or copyrights of the United States or any foreign Country, or otherwise protect Company's interest therein. These obligations shall continue beyond the conclusion of the Term with respect to inventions, discoveries, improvements or copyrightable works initiated, conceived or made by Employee during the Term and shall be binding upon Employee's assigns, executors, administrators and other legal representatives.

9.  PROTECTION OF CONFIDENTIAL INFORMATION.

Employee acknowledges that lie has been provided with information about, and his employment by Company will, throughout the Term bring him into close contact with many confidential affairs of Company and its subsidiaries, including information about costs, profits, markets, sales, products. key personnel, customers, projects, pricing policies, operational methods, technical processes and other business affairs and methods, plans for future developments and other information not readily available to the public. In recognition of the foregoing, Employee covenants and agrees:

        (i) he will keep secret all confidential matters of Company and not disclose them to anyone outside of Company either during or after the Term, except with Company's prior written consent or in the performance of his duties hereunder.

        (ii) he will not make use of any of such confidential matters for his own purposes or for the benefit of anyone other than Company; and

        (iii) he will deliver promptly to Company on termination of his employment, or at any time Company may so request, all confidential memoranda, notes, records, reports and other confidential memoranda, notes, records, reports and other confidential documents (and all copies thereof) relating to the business of Company, which he may then possess or have under his control.

10.      SPECIFIC REMEDIES.

If Employee commits a breach of any of the provisions of Sections 8 or 9 hereof, such violation shall be deemed to be grounds for termination pursuant to Section 6(a) hereof and Company shall have (i) the right to have such provisions specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach will cause irreparable injury


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to Company and that money damages will not provide an adequate remedy to
Company, and (ii) the right to require Employee to account for and pay over to Company all compensation, profits, monies, accruals, increments and other benefits (collectively "Benefits") derived or received by Employee as a result of any transaction constituting a breach of any of the provisions of Sections 8 or 9, and Employee hereby agrees to account for and pay over such Benefits to Company.

11. INDEPENDENCE, SEVERABILITY AND NON-EXCLUSIVITY.

Each of the rights enumerated in Sections 8 or 9 hereof and the remedies enumerated in Section 10 shall be independent of the others and shall be in addition to and not in lieu of any other rights and remedies available to Company at law or in equity. If any of the covenants contained in Sections 8 or 9 or any part of any of them, is hereinafter construed or adjudicated to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants or rights or remedies which shall be given full effect without regard to the invalid portions. The parties intend to and do hereby confer jurisdiction to enforce the covenants contained in Sections 8 or 9 and the remedies enumerated in Section 10 upon the courts of any state of the United States, and any other government jurisdiction within the geographical scope of such covenants. If any of the covenants contained in Sections 8 or 9 is held to be invalid or unenforceable because of the duration of such provision or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce the duration and/or area of such provision and in its reduced form said provision shall then be enforceable. No such holding of invalidity or unenforceability in one jurisdiction shall bar or in any way affect Company's right to the relief provided in Section 10 or otherwise in the courts of any other state or jurisdiction within the geographical scope of such covenants as to breaches of such covenants in such other respective states or jurisdictions, such covenants being, for this purpose, severable into diverse and independent covenants.

12. DISPUTES.

If Company or Employee shall dispute any termination of Employee's employment hereunder or if a dispute concerning any payment hereunder shall exist:

        (a) either party shall have the right (but not obligation), in addition to all other rights and remedies provided by law, to compel arbitration of the dispute in Ocala, Florida, under the rules of the American Arbitration Association by giving written notice of arbitration to the other party within thirty (30) days after notice of such dispute has been received by the party to whom notice has been given; and

         the prevailing party in such arbitration shall be entitled to receive from the other reimbursement for all costs and expenses (including attorney's fees) reasonably incurred by the prevailing party in connection with such dispute.

13. SUCCESSORS; BINDING AGREEMENT.

In the event of a future disposition by Company (whether direct or indirect, by sale of assets or stock merger, consolidation or otherwise) of all or substantially all of its business and/or assets in


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a transaction to which Employee consents, Company will require any successor, by agreement in form or substance satisfactory to Employee, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Company would be required to perform if no such disposition had taken place.

This Agreement and all rights of the parties hereunder shall inure to the benefit of, and be enforceable by, the parties respective personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Employee should die while any amount would still be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Employee's estate.

14. NOTICES.

All notices, consents or other communications required or permitted to be given by any party hereunder shall be in writing (including telecopy or other similar writing) and shall be given by personal delivery, certified or registered mail, postage prepaid, or telecopy (or other similar writing) as set forth in the first paragraph of this Agreement, or at such other address or telecopy number (or other similar writing) as either party may from time to time specify to the other. Any notice, consent or other communication required or permitted to be given hereunder shall have been deemed to be given on the date of mailing, personal delivery or telecopy or other similar means (provided the appropriate answer back is received) thereof and shall be conclusively presumed to have been received on the second business day following date of mailing or, in the case of personal delivery or telecopy or other similar means, the date of delivery thereof, except that a change of address shall not be effective unit actually received.

15. MODIFICATIONS AND WAIVERS.

No term, provision or condition of this Agreement may be modified or discharged unless such modification or discharge is authorized by the Board of Directors of Company and is agreed to and signed by the company and Employee. No waiver by either party hereto of any breach by the other, party hereto of any term, provision or condition of this Agreement to be performed by such other shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time or at any prior subsequent time.

16. ENTIRE AGREEMENT.

This Agreement constitutes the entire understanding between the parties hereto relating, to the subject matter hereof, superseding all negotiations, prior discussions, preliminary agreements and agreements relating to the subject matter hereof made prior to the date hereof.

17. GOVERNING LAW.

Except as otherwise explicitly noted, this Agreement shall be governed by and construed in accordance with the laws of the State of Florida (without giving effect to conflicts of law). The


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sole and exclusive venue for any action arising out of this agreement shall be a
State or Federal Court situated in Marion or Orange County, Florida.

18. INVALIDITY.

Except as otherwise specified herein, the invalidity or unenforceability of any term or terms of' this Agreement shall not invalidate, make unenforceable or otherwise affect any other term of this Agreement which shall remain in full force and effect.

19. HEADINGS.

The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year set forth above.

Company:                                Employee:

By:                                     By:
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